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Form of agreement subject to completion

                                 E*TRADE FUNDS

                                   AMENDMENT

                                      TO

                      TRANSFER AGENCY SERVICES AGREEMENT

   This Amendment (the "Amendment") is made as of the __________ day of __________, 2006, by and between E*TRADE FUNDS (the "Fund") and PFPC INC. ("PFPC").

                                  BACKGROUND:

A. PFPC and the Fund entered into a Transfer Agency Services Agreement dated as of December 29, 1998, as amended to date (the "Agreement") relating to PFPC's provision of transfer agency services to the Fund and its Portfolios.

B.    The Fund and PFPC desire to amend the Agreement as set forth herein.

                                    TERMS:

The parties hereby agree that:/1/

      1.    Section 1(e) of the Agreement is hereby deleted in its entirety.

      2. The following sentence is added to the end of the definition of "Oral Instructions" in Section 1(f) of the Agreement:

            "PFPC may consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions."

      3.    The second sentence of the definition of "Written Instructions" in
            Section 1(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

            "The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device; provided, however, that if delivered by electronic mail, it must be sent to as least two (2) of the parties listed in the Authorized E-mail Recipient List, which PFPC will make available to the Fund and Authorized Persons."

      4. Sections 5(b) and 5(c) of the Agreement are hereby deleted in their entirety and replaced with the following:

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            "(b)  PFPC shall be entitled to rely upon any Oral Instruction or
                  Written Instruction it receives from an Authorized Person (or from a person reasonably believed in good faith by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary or unless PFPC has actual knowledge to the contrary.

            (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions so long as it acts in good faith, unless PFPC has actual knowledge to the contrary."

      5. Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "6.   Right to Receive Advice.

            (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from any Authorized Person.

            (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund or PFPC, at the option of PFPC); provided, however, that such counsel and any related expense must be approved in advance by the Fund's investment adviser (the "Adviser") or the Fund.

            (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from any Authorized Person and the advice PFPC receives from counsel, if it involves an issue of compliance with law or legal requirements, PFPC may rely upon and follow the advice of counsel only after it has discussed the matter with the Adviser, the Fund and the Fund's counsel and the conflict is not resolved. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, willful misconduct,

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            bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

      (d) Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in good faith and reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC reasonably believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions."

      6. The second sentence of Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "The Fund, Authorized Persons and the staff of any regulatory agency having authority over the Fund shall have access to such books and records at all times during PFPC's normal business hours."

      7. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "8.   Confidentiality.

            (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained;

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                  (b) is or becomes publicly known or available through no
                  wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
                  (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);
                  (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. The provisions of this Section 8 shall survive termination of this Agreement for a period of three (3) years after such termination.

            (b) PFPC agrees to keep confidential all records of the Fund and information relating to any of the Fund or its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld when PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

                  Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

      8. The second sentence of Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "The Fund shall have the right to review any such agreement or arrangement. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, make reasonable best efforts to minimize service interruptions."

      9. Section 13 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "13.  Indemnification.

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            (a)   Subject to subsection (b) of this Section 13, the Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates' own willful misfeasance, willful misconduct, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Agreement.

            (b) PFPC agrees to indemnify and hold harmless the Fund from all taxes, charges, assessments, claims and liabilities arising from PFPC's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of PFPC's or its nominees' own willful misfeasance, willful misconduct, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

            (c) The Trustees and shareholders of the Fund, or any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and PFPC agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the particular Portfolio in settlement of such rights or claims and not to such members of the Board or shareholders. PFPC further agrees that it will look only to the assets and property of a particular Portfolio of the Fund, should the Fund have established separate series, in asserting any rights or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from assets of any other Portfolio of the Fund. Notwithstanding the foregoing, in asserting any rights or claims under this Agreement, PFPC shall not be prevented from looking to the assets and property of the Fund sponsor or any other appropriate party(ies) in settlement of such rights or claims.

            (d) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such

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                  claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

            (e) The provisions of this Section 13 shall survive termination of this Agreement."

      10. Section 15 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "Responsibility of PFPC.

            (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and use its best efforts in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, willful misconduct, bad faith, negligence or reckless disregard of such duties.

            (b)   Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party caused by any of the foregoing; provided that PFPC has acted in accordance with the standard of care set forth above and has used reasonable efforts to minimize the impact of any of the foregoing on its ability to fully perform its obligations hereunder; and
                  (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes in good faith to be genuine.

            (c) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than twelve
                  (12) months

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                  immediately prior to the filing of the suit (or, if
                  applicable, commencement of arbitration proceedings) alleging such cause of action.

            (e) Each party shall have a duty to mitigate damages for which the other parties may become responsible.

            (f) The provisions of this Section 15 shall survive termination of this Agreement.

      11. Section 17 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "17.  Duration and Termination.

            (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial
                  Term"); provided, however, that the Fund may terminate the Agreement prior to the conclusion of the Initial Term by providing PFPC not less than ninety (90) days' written notice.

            (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days' prior to the expiration of the Initial Term or the then current Renewal Term.

            (c) In the event the Fund gives notice of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PFPC prior to any such conversion.

            (d) In the event PFPC gives notice of termination, the Fund will be reimbursed for reasonable out of pocket costs and expenses related to directly to the Fund's conversion to another service provider.

            (e) If for the thirty (30) days preceding the written notice referenced below in this sentence a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving a written termination notice to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by

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                  the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting
                  Party.

            (f) Notwithstanding anything contained in this Agreement to the contrary, if a merger, consolidation, adoption, acquisition, change in control, re-structuring, re-organization or any other similar action involving the Fund or any affiliate (as defined under the 1940 Act) of the Fund results in the Fund's giving notice to PFPC terminating it as the provider of any of the services hereunder or otherwise terminating this Agreement before the expiration of the then-current Initial or Renewal Term ("Early Termination"), PFPC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund's successor service provider, provided that PFPC makes no guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

      12.   Section 18 of the Agreement is hereby deleted in its entirety.

      13. Clauses (a) and (b) of Section 20 of the Agreement are hereby deleted in their entirety and replaced with the following:

            "(a) if to PFPC, at 4400 Computer Drive, Westborough, Massachusetts 01581, Attn: President; (b) if to the Fund, at 4500 Bohannon Drive, Menlo Park, CA 94025, Attn: President or"

      14. The following new sections 28, 29, 30, 31 and 32 are hereby added to the Agreement:

            "28. Property of the Fund. Information or material including client data owned by the Fund shall remain the property of the Fund. In the event of termination of this Agreement, information belonging to the Fund, including client data owned by the Fund shall be returned by PFPC, as directed by the Fund. This information shall be in a form that can reasonably be accessed by the Fund; however, nothing herein shall require PFPC to disclose any of its intellectual property to the Fund or to any other service provider or third party."

            "29. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights developed by and utilized by PFPC in connection with the services provided by PFPC to the Fund. PFPC shall have no right, title or interest in any of the foregoing (including, without limitation, any databases) or in any information developed, owned or used by the Fund or its affiliates or furnished to PFPC by the Fund or its affiliates and all such rights, property and information shall remain vested in the Fund and its affiliates. No rights or licenses to

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            any of the foregoing rights, property or information are implied or granted under this Agreement."

            "30. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation."

            "31. Anti-Money Laundering. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows:
            In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's anti-money laundering ("AML") program or by an outside party, for compliance with PFPC's established AML policies and procedures;
            (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund:
            (x) a copy of PFPC's written AML policies and procedures (it being understood such information is confidential and proprietary information of PFPC and may not be disclosed without PFPC's prior written consent); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to PFPC's AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder."

            "32. Customer Identification Program ("CIP") Services.

            (a) To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

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                  (i)   Implement procedures under which new accounts in the
                        Portfolios are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding "Customer" (as defined in 31 CFR 103.131).

                  (ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

                  (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

                  (iv)  Regularly report to the Fund about measures taken under
                        (i)-(iii) above.

                  (v) If PFPC provides services by which prospective Customers may subscribe for Shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund's Customer Identification Program.

                  (vi) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

            (b) Notwithstanding anything in this Agreement or otherwise to the contrary, and without expanding the scope of the express language above in Section 30, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

            (c)   Notwithstanding anything in this Agreement or otherwise to the

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                  contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges."

      15. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Amended Exhibit A attached to this Amendment.

      16.   Miscellaneous.

            (a) As hereby amended and supplemented hereby, the Agreement shall remain in full force and effect.

            (b) The Agreement, as amended and supplemented hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter of the Agreement and supersedes all prior communications with respect thereto.

            (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

            (d) This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below as of the date and year first above written.

                                           E*TRADE FUNDS

                                           By:
                                                  -----------------------------
                                           Name:
                                                  -----------------------------
                                           Title:
                                                  -----------------------------

                                           PFPC INC.

                                           By:
                                                  -----------------------------
                                           Name:
                                                  -----------------------------
                                           Title:
                                                  -----------------------------

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                               AMENDED EXHIBIT A

This Amended Exhibit A is dated as of ___________, 2006 and is the Exhibit A to that certain Transfer Agency Services Agreement dated as of December 29, 1998, as amended, between PFPC INC. and E*TRADE FUNDS.

                                  Portfolios:

                          E*TRADE S&P 500 Index Fund
                         E*TRADE Technology Index Fund
                        E*TRADE Russell 2000 Index Fund
                       E*TRADE International Index Fund
                          E*TRADE Kobren Growth Fund
                           E*TRADE Delphi Value Fund

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